Exhibit 8.1

List of Subsidiaries of Madeco S.A.

Name	Jurisdiction of Incorporation
Soinmad S.A.	Chile
Cotelsa S.A.	Chile
Colada Continua Chilena S.A.	Chile
Cedsa S.A.	Colombia
Ficap S.A.	Brazil
Optel Ltda.	Brazil
Madeco Brasil Ltda.	Brazil
Indeco S.A.	Peru
Cobrecon S.A.	Peru
Metalurgica e Industrial S.A.	Argentina
Metacab S.A.	Argentina
H.B. San Luis S.A.	Argentina
Comercial Madeco S.A.	Argentina
Optel Argentina S.A.	Argentina
Madeco Overseas S.A.	Cayman Islands
Metal Overseas S.A.	Cayman Islands
Madeco S.A. Agencia Islas Caiman	Cayman Islands
Armat S.A.	Chile
Decker Indelqui S.A.	Argentina
Alusa S.A.	Chile
Alufoil S.A.	Chile
Inversiones Alusa S.A.	Chile
Peru Plast S.A.	Peru
Tech Pak S.A.	Peru
Aluflex S.A.	Argentina
Alusa Overseas	Cayman Islands
Indalum S.A.	Chile
Alumco S.A.	Chile
Inversiones Alumco S.A.	Chile
Ingewall S.A.	Chile
Systral Peru S.A.	Peru